Exhibit 99.1

ABATIX CORP. Reports Operating Results for 2005

          DALLAS, March 10 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $70,626,000 for 2005 increased 34% from net sales of $52,892,000 in 2004 and net earnings of $2,084,000 or $1.22 per share for 2005 increased from net earnings of $214,000 or $.13 per share in 2004.  The increase in sales for 2005 is primarily attributable to sales to restoration customers in response to weather related events in the Gulf Coast region and California, the improvement in the manufacturing and commercial construction markets as the U.S. economy remains strong, and inflationary pressure on certain products causing increased selling prices.  The increase in profitability is primarily attributed to the higher sales volume without a corresponding increase in general and administrative costs, a substantial portion of which are considered fixed costs.

          Mr. Terry Shaver, CEO, stated, “We are pleased with the improvements that have been made in all our markets and remain hopeful the status of the economy will continue in 2006 which provides us the opportunity for growth in our core markets.  The impact on our business from the 2005 hurricanes is estimated to be approximately $9,000,000 compared to an estimate of approximately $4,000,000 in 2004 from the Florida hurricanes.  The impact on our business from the 2005 hurricanes is continuing in 2006, although this impact in 2006 will be substantially less than the impact in 2005.  We currently expect the revenues from the 2005 hurricanes to continue to decline, as they did in Florida in 2004.  If the revenues reach a point where they can not support the temporary facility in Louisiana, we will close that facility and support our customers from our permanent facilities.  Depending on the timing, that decision could result in a charge to earnings in 2006 for the closure costs. Finally, without a similar event or events in 2006 that create the same opportunity, it will be difficult for the Company to match the 2005 results.”

          Mr. Shaver, continued, “Our focus continues to be on growing our core business, streamlining our operations and controlling costs; however, the Company will most likely need to increase costs in order to have significant growth.  In conclusion, we will undertake steps in 2006 in an attempt to achieve positive results for the long-term success of the Company.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada.  These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at http://www.abatix.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Net sales	$19,723,680	$14,047,129	$70,626,403	$52,892,213
Cost of sales	(14,263,515)	(10,187,711)	(50,665,826)	(38,521,908)
Gross profit	5,460,165	3,859,418	19,960,577	14,370,305
Selling, general and administrative expenses	(4,401,190)	(3,350,419)	(16,236,361)	(13,719,943)
Operating profit	1,058,975	508,999	3,724,216	650,362
Other expense, net	(136,570)	(73,495)	(365,148)	(240,880)
Earnings before income taxes	922,405	435,504	3,359,068	409,482
Income tax expense	(367,521)	(181,160)	(1,274,808)	(195,317)
Net earnings	$554,884	$254,344	$2,084,260	$214,165
Basic and diluted earnings per share	$.32	$.15	$1.22	$.13
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:

	December 31, 2005	December 31, 2004

Current assets	$24,965,759	$17,837,437
Total assets	$26,431,723	$19,271,924
Current liabilities	$15,322,713	$10,305,708
Total liabilities	$15,381,247	$10,305,708
Total stockholders’ equity	$11,050,476	$8,966,216

SOURCE  ABATIX CORP.
          -0-                                        03/10/2006
          /CONTACT:  Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X, or +1-888-222-8499, or fcinatl@abatix.com /
          /Web site:  http://www.abatix.com /
          (ABIX)

CO:  ABATIX CORP.
ST:  Texas
IN:  ENV CST OTC
SU:  ERN
_